EXHIBIT 10.3

Non-Exclusive Financial Advisory and Investment Banking Services Agreement

NON-EXCLUSIVE FINANCIAL ADVISORY
AND INVESTMENT BANKING SERVICES AGREEMENT

This Agreement is made and entered into this 9th day of February, 2011, by and among Solanex Management, Inc. (the “Issuer” or the “Company”) and Mundial Financial Group, LLC (“Mundial”).

Mundial will identify potential strategic partners for equity financing of the Company and will consult with and advise the Issuer concerning opportunities for sale or merger of the Issuer or capital investments in the Issuer and participate on the Issuer’s behalf in negotiations for such sale, merger or capital investment.

Mundial will determine the feasibility of a private placement of the Issuer’s stock, including identifying potential and suitable investors to participate in such private placement(s).

Mundial shall provide any or all of the following services as reasonably required to satisfy the objectives of the Issuer to evaluate and consummate debt or equity financing or any other transaction including but not limited to the sale or similar transaction involving a portion or all or substantially all of the assets or capital stock of the Issuer, a merger or consolidation involving the Issuer, a transaction involving a partial sale that is denominated as an alliance or joint venture, or a roll up transaction:

➢	Analyze and advise on Depository Trust Corporation status
➢	Assist in identifying and screening prospective financial and/or strategic partners/investors (“Investors”);
➢	Coordinate contact with prospective Investors and assist in evaluating proposals from prospective Investors;
➢	Assist the Issuer in selecting the best potential transaction partner and proposal;
➢	Assist the Issuer in structuring, negotiating and completing the transaction.

Issuer acknowledges and agrees that Mundial is not making a commitment to extend credit, make a loan, participate in a private placement offering or other fund the Issuer in fulfilling its services hereunder. The Issuer acknowledges that advice and recommendations involve professional judgment on Mundial’s part and that the results cannot be, and are not, guaranteed.

The Issuer shall make available to Mundial all currently public information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company which Mundial reasonably requests in connection with the performance of its obligations hereunder. All such information provided by or on behalf of the Company shall be complete and accurate and not misleading, and Mundial shall be entitled to rely upon the accuracy and completeness of all such information without independent verifications. The Company shall continue to advise Mundial regarding any material developments or matters that are made public relating to the Company that occur during the term of Mundial’s engagement hereunder.

The Issuer may refuse to discuss or negotiate a sale, merger or capital investment of the Company with any party for any reason whatsoever and may terminate negotiations with any party at any time.

For purposes of the Agreement, a “sale” of the Issuer shall mean any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, control of or a material interest in the Company or any of its businesses, or a material amount of any of the respective assets, is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buyout, a minority investment, the formation of a joint venture or partnership, or any similar transaction.

Mundial does not render legal advice, tax advice or auditing services irrespective of its principals,’ managing director,’ employees’ or agents’ professional backgrounds. If such services are required by the Issuer, Mundial will assist, to the extent requested, the Company in identifying such professionals to be retained directly by the Issuer. The Issuer and Mundial agree not to engage in any form of general solicitation or general advertising in connection with the contemplated transaction(s) and/or services hereunder. Mundial and the Issuer agree to conduct any financing or services in accordance with all applicable securities laws and anti-fraud laws and regulations contained in applicable Federal and State securities laws. The Issuer shall be solely responsible for compliance with any and all filing requirements of the securities laws of States and other jurisdictions and, in that respect, shall make all filings and take all other actions as are required in connection with compliance with such laws.

Issuer shall pay Mundial a non-refundable fee of 500,000 shares of Solanex Management, Inc., Common Stock CUSIP 83412R108 (the retainer fee) due and payable upon the execution of this agreement.

The Issuer agrees to pay Mundial a success fee equal to eight percent (8.00%) of the total equity gross amount funded to Issuer by any/all investors introduced under this agreement, upon the consummation of any transaction contemplated hereunder.

Any payment of fees in the form of stock shall be subject to a non-dilution agreement to be prepared and executed by the parties hereto.

The term of this Agreement shall commence upon the date first above written, and continue for a period of one year. This Agreement may be terminated by either party upon the giving of ten (10) days prior written notice to the other party hereto. If this Agreement is voluntarily terminated by Mundial, any balance of the retainer, less costs and expenses incurred by Mundial, shall be refunded to the Issuer. If this Agreement is voluntarily terminated by the Issuer, for any reason or for no reason, other than a breach of this Agreement by Mundial, any balance of the retainer shall be non-refundable and the balance of the full quarterly fees which would be paid during the term of this Agreement shall be immediately due. If Issuer voluntarily terminates this Agreement, and a transaction is completed between Issuer and any third party introduced to Issuer through this Agreement within 6 months of termination, then the success fee as outlined above shall be due and payable to Mundial.

Mundial and Issuer each agree to indemnify and hold harmless the other party’s officers, directors, managing directors, independent contractors, employees, attorneys, and agents, and associates and affiliates of the parties, from and against any and all claims, losses, expenses, fees, actions, damages, awards, judgments, costs, etc., including, but not limited to, attorneys fees and costs - at the trial and all appellate levels, that result, in whole or in part, from any and all acts, failures to act, omissions, and/or misrepresentations, made by the violating party, including, but not limited to, those by or of the Parties’ officers, directors, managing directors, independent contractors, employees, attorneys, and agents, and associates and affiliates.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or registered or certified United States mail, return receipt requested, or by courier service with receipt confirmation, addressed to the parties as follows:

If to Mundial:
Mundial Financial Group LLC
15233 Ventura Blvd Ste 712
Sherman Oaks CA 91403

If to Issuer:
Solanex Management Inc.
11811 North Frwy Ste 500
Houston TX 77060

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

This Agreement may be modified or amended only with the expressed and written consent of both parties.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

The failure of either party to enforce any provision of this Agreement shall not be a waiver or limitation of that Party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement, including, but not limited to, such provision.

This Agreement is made in, and shall be exclusively governed by the laws of the State of California (and applicable U.S. federal law) without regard to their choice of law principles. Venue for any arbitration or litigation brought in connection with this Agreement shall reside exclusively in Los Angeles County, California and both parties hereby agree that such forum is convenient and waive any right to assert that the forum is not convenient. Prior to the commencement of any litigation concerning this Agreement, the Issuer and Mundial agree to first submit any disagreement to mediation. This mediation requirement is intended to reduce the costs of dispute resolution for both parties.

Both signing individuals represent and warrant that they have full authority of their respective organizations to enter into this Agreement.

This Agreement contains the entire agreement of the parties with respect to its subject matter. This Agreement merges any and all prior and contemporaneous oral or written agreements and/or statements made by one party to the other, and thus shall be considered the full and final binding agreement with respect to its subject matter. The parties have not relied upon any representation or warranty not expressly contained within this Agreement.

IN WITNESS WHEREOF, this Agreement is entered into by the following parties, as of this 9th day of February, 2011.

By: _____________________________
Solanex Management, Inc.
Its __________________________

By: _____________________________
Mundial Financial Group, LLC
Its __________________________